Exhibit 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

Company Reaches Agreement in Principle with SEC for Proposed Settlement;

Reaffirms Revenue and EPS Guidance for 2015

FOSTER CITY, CA – August 10, 2015 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the quarter ended June 30, 2015.

•	Revenues: In the second quarter 2015, SciClone reported revenues of $37.9 million, compared to $32.5 million for the same period in 2014.
•	GAAP Diluted EPS: In the second quarter 2015, SciClone reported a GAAP diluted loss per share of $0.08, compared to earnings per share of $0.18 for the same period in 2014.
•	Non-GAAP Diluted EPS: In the second quarter 2015, SciClone reported non-GAAP diluted earnings per share of $0.26, compared to $0.20 for the same period in 2014.
•

SEC Settlement Agreement: In July 2015, SciClone reached an agreement in principle with the staff of the US Securities and Exchange Commission (SEC) for a proposed settlement for a range of matters, including without admitting or denying possible violations of the Foreign Corrupt Practices Act (FCPA). The agreement, which includes disgorgement, prejudgment interest, and penalties totaling $12.8 million, is contingent upon the execution of formal settlement documents and approval of the settlement by the SEC’s governing Commission. The Company has not yet reached a resolution of these matters with the Department of Justice (DOJ) and management continues to work diligently to obtain closure on this matter.

Revenues in the second quarter of 2015 were $37.9 million, a $5.4 million or 17% increase, compared to $32.5 million for the same period in 2014. ZADAXIN® revenues were $35.5 million in the second quarter of 2015, a $5.2 million or 17% increase, compared to $30.3 million for the same period in 2014. Promotion services revenues were $0.7 million for the second quarter of 2015, a $0.2 million or 23% decrease, compared to $0.9 million in the same period in 2014. For the six months ended June 30, 2015, revenues were $71.5 million, compared to $59.1 million for the same period last year.

On a GAAP basis, SciClone reported a net loss in the second quarter of 2015 of $4.0 million, or $0.08 per share on both a basic and diluted basis, compared to net income of approximately $9.6 million, or $0.19 and $0.18 per share on a basic and diluted basis, respectively, for the same period in 2014. SciClone’s net income for the six months ended June 30, 2015 was $4.9 million compared with net income of $13.8 million for the same period in the prior year, or $0.10 and $0.09 per share on a basic and diluted basis for the six months ended June 30, 2015, compared with $0.27 and $0.26 on a basic and diluted basis, respectively, for the same period in 2014.

SciClone’s non-GAAP net income in the second quarter of 2015 was $13.5 million, or $0.27 and $0.26 per share on a basic and diluted basis, respectively, compared with non-GAAP net income of $10.5 million, or $0.20 per share on both a basic and diluted basis for the same period of the prior year. SciClone’s non-GAAP net income for the six months ended June 30, 2015 was $23.3 million compared with non-GAAP net income of $15.5 million for the same period in the prior year, or $0.47 and $0.44 per share on a basic and diluted basis, respectively, for the six months ended June 30, 2015, compared with non-GAAP net income of $0.30 and $0.29 on a basic and diluted basis, respectively, for the same period in 2014.

Friedhelm Blobel, PhD, SciClone’s Chief Executive Officer commented: “We are pleased with the continued growth of our core business in the second quarter, and our cumulative performance for the first half of this year. For the second quarter of 2015, both overall revenue as well as ZADAXIN revenue were 17% higher than the same period last year. We have delivered on another sequential quarter of growth, and at a level that significantly exceeded the China pharma market growth rate.

“We are especially pleased to have reached a settlement agreement in principle with the SEC, and we believe we are moving toward closure with the DOJ. Today, our high-quality company-wide compliance program is one of our most valuable assets, and our commitment to its constant improvement is woven into the fabric of our corporate culture”.

“Our outlook for the future is positive. We anticipate that demand for ZADAXIN will continue to expand, utilization of newly launched DC Bead® will build, our oncology portfolio will gain momentum, and our development-stage cardiovascular and anti-infective products will advance toward the market. We are especially excited to have added the antibiotic VIBATIV® (telavancin) to our development portfolio this quarter, providing an excellent opportunity to address the large and growing anti-infective market in China.

“We are continuing to pursue business development strategies to expand our marketed product portfolio in the near term, as well as drive longer-term growth. Our reputation for high quality compliance supports our competitive positioning as a partner of choice for companies that may want to participate in the market’s growth, but reduce their risk exposure. Our cash flow and cash balance, combined with our operating efficiencies, continue to be important partnering assets, along with our excellent industry and supply chain partnerships.”

For the second quarter of 2015, sales and marketing (S&M) expenses were $13.0 million, compared with $11.2 million for the same period in 2014. The increase in S&M for second quarter of 2015, compared to the same period in 2014, related to increases in our sales and marketing efforts for ZADAXIN and DC Bead®. For the six months ended June 30, 2015, S&M expenses were $24.0 million, compared with $21.1 million, for the same period last year.

Research and development (R&D) expenses for the three months ended June 30, 2015 were $6.6 million, which included $5.5 million in upfront costs related to new in-license arrangements primarily with Theravance Biopharma, Inc. in the second quarter.  Excluding these upfront costs, R&D expenses increased $0.3 million to $1.1 million for the three months ended June 30, 2015 compared to $0.8 million for the same period last year. For the six months ended June 30, 2015, R&D expenses were $7.7 million, compared with $2.3 million, for the same period last year.

For the second quarter of 2015, general and administrative (G&A) expenses were $6.8 million, compared with $5.8 million for the same period in 2014, an increase of $1.0 million primarily related to growth in our China organization. For the six months ended June 30, 2015, G&A expenses were $14.1 million, compared with $11.8 million, for the same period last year.

As of June 30, 2015, cash, cash equivalents and short-term investments totaled $93.0 million, compared to $86.3 million as of December 31, 2014. SciClone has a share repurchase program under which its Board of Directors has authorized $80.5 million, of which approximately $70.5 million had been utilized through June 30, 2015.

SciClone has presented non-GAAP information above as the Company believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income.”

Second Quarter 2015 Key Events

During the second quarter of 2015, SciClone reported several important developments:

•

DC Bead Launch: In the second quarter, the Company made significant progress in preparing the commercial launch of DC Bead for the embolization of malignant hypervascularized tumors, such as hepatocellular carcinoma. The Company’s sales team has been actively-premarketing to intervention oncologists, the tender process has been initiated in target provinces, and active selling and distribution of DC Bead is anticipated to begin within the next several weeks.

•

Licensing Agreement with Cardiome for Aggrastat®: Subsequent to the quarter end, SciClone and Cardiome, from whom the Company licensed Aggrastat®, mutually agreed to end their collaboration, and all rights to Aggrastat will be returned to Cardiome. The Company anticipates no material impact from ending this agreement.

•

VIBATIV: SciClone entered into a development and commercialization agreement with Theravance Biopharma, Inc. for exclusive rights to the antibiotic VIBATIV in China and adjacent territories. SciClone will initially develop VIBATIV for hospital-acquired bacterial pneumonia and ventilator-associated bacterial pneumonia (HABP/VABP), and additional indications may include complicated skin and skin structure infections (cSSSI) and potentially bacteremia.

Reaffirming Revenue and Non-GAAP EPS Guidance for 2015

Recent governmental policy changes in China have eliminated national regulation of the maximum retail drug prices for most drugs, effective as of June 1, 2015, including for those on the National Reimbursement Drug List (NDRL). Decisions by provincial authorities appear to be emerging as the primary governmental mechanism for price controls. As an example, and as the Company previously disclosed, the Zhejiang provincial authority announced a price limitation for sales of ZADAXIN in the province in April 2015. For Fiscal 2015, the Company expects the impact of this and other potential decisions in other provinces to be offset by volume increases and changes in its arrangements with its China distributors.

The Company currently anticipates the price reduction will have limited impact on its overall revenue, and it is maintaining its full-year revenue guidance of between $153 million and $158 million and non-GAAP EPS guidance of between $0.73 and $0.77, as previously reported.

SciClone believes that the Chinese government’s healthcare reform initiatives have the potential to make medical care, including insurance coverage, more accessible to millions of Chinese people. The Company believes that its product portfolio of differentiated products in established therapeutic indications, led by ZADAXIN, can continue to meet these growing healthcare needs, and that the Company is well positioned to continue to manage the challenges of the evolving China pharmaceutical market.

Conference Call Today

SciClone is hosting a conference call today at 4:30 pm ET (1:30 pm PT) to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, and Wilson W. Cheung, Senior Vice President and CFO.

LIVE CALL:	877.674.6420 (US/Canada)
920.663.6281 (International)
Passcode: 78094566

REPLAY:	855.859.2056 (US/Canada)
404.537.3406 (International)
Passcode: 78094566
(Replay available from August 10, 2015 at 7:30 pm ET until 11:59 pm ET on
August 16, 2015)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone's website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. The Company has successfully in-licensed and commercialized products with the potential to become future market leaders and to drive the Company's long-term growth, including DC Bead®, a novel treatment for liver cancer. Through its promotion business with pharmaceutical partners, SciClone also markets multiple branded products in China which are therapeutically differentiated. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations.  Readers are urged to consider statements that include the words "may," "will," "would," "could," "should," "might," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: the course, cost and outcome of regulatory matters, including the impact of recent and future provincial pricing decisions, on the Company’s  average selling price for its products; the on-going regulatory investigations and expenses related thereto, including potential fines and/or other remedies; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2015; the Company’s ability to implement and maintain controls over its financial reporting; the dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements or enter into additional agreements; operating an international business; uncertainty in the prospects for unapproved products, including uncertainties as to pricing and competition and risks relating to the clinical trial process and related regulatory approval process and the process of initiating trials at, and enrolling patients at, clinical sites; and the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the ongoing DOJ investigation, or of the SEC investigation if it is not finalized for any reason, or of the level of its efforts required to cooperate with those investigations, however, the Company has incurred substantial expenses in connection with the investigations and related litigation, and could  incur substantial expense beyond the amount reserved either as a result of those or other  investigations and related litigation, all of which could result in fines or expenses that exceed the amount accrued.  In addition, further changes in its internal control or other remediation measures that could adversely affect its financial results. Please also refer to other risks and uncertainties described in SciClone's filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2015	2014	2015	2014
Revenues:
Product sales, net	$37,202	$31,551	$70,370	$57,615
Promotion services	744	962	1,144	1,463
Total net revenues	37,946	32,513	71,514	59,078
Operating expenses:
Cost of product sales	5,681	5,011	10,278	9,572
Sales and marketing	12,964	11,242	24,021	21,076
Research and development	6,581	804	7,669	2,280
General and administrative	6,777	5,816	14,120	11,849
Estimated SEC and DOJ investigation loss	10,800	—	10,800	—
Total operating expenses	42,803	22,873	66,888	44,777
Income (loss) from operations	(4,857)	9,640	4,626	14,301
Non-operating income (expense):
Interest and investment income	250	23	362	42
Interest and investment expense	—	(19)	—	(48)
Other income (expense), net	39	30	(24)	(89)
Income (loss) before (benefit) provision for income tax	(4,568)	9,674	4,964	14,206
(Benefit) provision for income tax	(546)	34	24	432
Net income (loss)	$(4,022)	$9,640	$4,940	$13,774

Basic net income (loss) per share	$(0.08)	$0.19	$0.10	$0.27
Diluted net income (loss) per share	$(0.08)	$0.18	$0.09	$0.26

Basic shares outstanding	49,929	51,620	49,947	51,788
Diluted shares outstanding	49,929	52,812	52,426	52,987

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2015	2014	2015	2014
GAAP net income (loss)	$(4,022)	$9,640	$4,940	$13,774
Non-GAAP adjustment:
Employee stock-based compensation	1,270	893	2,076	1,775
In-license upfront costs	5,500	—	5,500	—
Estimated SEC and DOJ investigation loss	10,800	—	10,800	—
Non-GAAP net income	$13,548	$10,533	$23,316	$15,549

Non-GAAP basic net income per share	$0.27	$0.20	$0.47	$0.30
Non-GAAP diluted net income per share	$0.26	$0.20	$0.44	$0.29

Weighted average shares used in computing
Non-GAAP basic net income per share	49,929	51,620	49,947	51,788
Non-GAAP diluted net income per share	52,552	52,812	52,426	52,987

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income (loss) and net income (loss) per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.
•	In-license upfront costs. SciClone recorded $5.5 million to R&D expense related to upfront payments incurred under licensing agreements established in the second quarter of 2015.
•

Estimated SEC and DOJ investigations loss: The Company has recorded expense representing an estimated probable loss related to its ongoing investigations with the SEC and DOJ which is expected to require future cash settlement.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	June 30,	December 31,
	2015	2014
Cash, cash equivalents, and short-term investment	$93,049	$86,303
Accounts receivable, net	37,900	40,268
Inventories	12,017	10,703
Goodwill	34,500	34,521
Total assets	195,900	181,831
Total current liabilities	35,238	26,443
Total shareholders' equity	160,600	155,274